ING CLARION REAL ESTATE SECURITIES

                                 Code of Ethics







                                  JANUARY 2010










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CONTENTS
                                                                            PAGE
                                                                            ----
I.      About This Code of Ethics ..........................................   3

II.  General Principles of How We Conduct Business .........................   3
        A. CRES Principles .................................................   3
        B. ING Business Principles .........................................   4
        C. Sanctions .......................................................   5

III.    Personal Trading ...................................................   6

        A. Prohibition on Personal Trading in Real Estate Securities .......   7
        B. Types of Investments Covered by this Code .......................   7
        C. Types of Accounts Covered by this Code ..........................   8
        D. Black-Out and Holding Periods ...................................   9
        E. Pre-Clearance Requirements ......................................  10
        F. Reporting Personal Investments and Transactions .................  11

IV.     General Standards of Professional Conduct ..........................  12

        A. Material Non-Public Information (Inside Information) ............  13
        B. Gifts, Entertainment, and Anti-Bribery ..........................  13
        C. Confidential Information and Privacy ............................  14
        D. CFA Institute Code of Ethics and Standards of Professional
           Conduct .........................................................  15
        E. Fairness in Communications ......................................  15

V.   Other Potential Conflicts of Interest .................................  16

        A. Outside Business Activities .....................................  17
        B. Affiliations with Clients or Real Estate Companies ..............  18
        C. Additional Compensation Arrangements ............................  18

VI.     Recordkeeping ......................................................  18

APPENDIX




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I.   ABOUT THIS CODE OF ETHICS

     ING Clarion Real Estate Securities (CRES) has adopted this Code of Ethics
(Code) to clearly state how we prevent personal conflicts of interest and personal conduct from impacting our clients.

     This Code applies to you if you are an employee, officer, director, or independent contractor working for CRES or any its subsidiaries. As a representative of CRES, it is understood that you will act with integrity and good faith.

     We are fiduciaries for our clients. This means that we have a duty to act fairly, honestly, and in the best interests of our clients and investors.

     Part of fulfilling these duties is ensuring that personal interests and conduct which might conflict - or appear to conflict - with the interests of clients are disclosed and controlled. The controls we have put in place to address these potential conflicts are summarized in this Code.

     Specifically, this Code outlines:

     o    the general principles of how we conduct business,

     o    the conditions we apply to your personal trading,

     o    the principles of our professional conduct, and

     o    the conditions of your activities outside and apart from CRES.

     Lastly, but no less importantly, our Code satisfies the regulatory requirements of the Investment Advisers Act of 1940 (Rule 204A-1) and the Investment Company Act of 1940 (Rule 17j-1).

     You are expected to understand and abide by this Code as a condition of your association with CRES. This Code is being delivered to you for your reference. Any changes to this Code will also be provided to you. This Code (and any amendments) will be available in the Compliance Manual and on our intranet site. You will be required to acknowledge receipt and acceptance of this Code upon joining the firm and then on an annual basis.

     If you have any questions about any terms used in the Code, please refer to glossary in the appendix.

II.  GENERAL PRINCIPLES OF HOW WE CONDUCT BUSINESS

     A.   CRES PRINCIPLES


     In recognition of the trust and confidence placed in us by our clients - and because we believe that our operations should benefit our clients - we expect you to conduct yourself in accordance with the following universally applicable principles:


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     The interests of our clients are paramount. You must place client interests before your own.

     You must avoid actions or activities that bring into question your independence or judgment.

     You must act with integrity, respect, competence, loyalty, and professionalism.

     The following conditions are extensions of the above principles:

     o You must comply with the federal securities laws and other applicable regulations, including those related to professional designations or licenses. You must not knowingly participate, or assist, in any legal or ethical violation of those laws or regulations.

     o You must not commit any criminal act which could call into question your honesty, trustworthiness, or fitness as a financial professional.

     o You must not engage in any activity which is manipulative, fraudulent, or deceptive to a client or investor. This principle applies to prospective clients and investors.

     o You must not mislead any client or investor by making any untrue statement of material fact or by failing to fully and accurately disclose material information. This principle applies to prospective clients and investors.

     Furthermore, as an investment adviser, we will deal fairly with all customers, including when we provide investment recommendations and make investment decisions.

B.   ING BUSINESS PRINCIPLES

     As part of ING Group, we are bound by the ING Group Business Principles. The ING Group Business Principles are neither voluntary nor negotiable. Every ING Group employee, including you, is responsible for living up to the Business Principles.

     The ING Group Business Principles are:

     o    We act with INTEGRITY.

     o    WE are OPEN and CLEAR.

     o    WE RESPECT each other.

     o    We are SOCIALLY and ENVIRONMENTALLY RESPONSIBLE.

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     C.   SANCTIONS

     As stated before, you are expected to understand and abide by this Code as a condition of your association with CRES.

     Violations of this Code are taken seriously. If you become aware of any violation of this Code (including one involving yourself), you are required to promptly report it to the Chief Compliance Officer.

     Any violation reported or identified will be reviewed by the Chief Compliance Officer and summarized in writing. Violations will be reported to the appropriate level of management or oversight committee (including the CRES Management Committee or the CRES Operational Risk Committee). Additionally, a violation may be reported to ING Group global compliance or operational risk management, as well as certain clients (such as registered investment companies). The Chief Compliance Officer will approve a resolution for the situation and, if necessary, any sanctions.

     Sanctions for violations of this Code may vary depending on the facts and circumstances. In determining the appropriate sanction, the Chief Compliance Officer and management may consider your history of prior violations, if the violation was accidental, or if the violation caused any harm to any clients.

     The sanctions for violations may include:

--------------------------------------------------------------------------------
MINOR VIOLATIONS         o  Written warning

                         o  Additional training and renewal of your
                            acceptance of this Code

                         o  Notice to your manager
--------------------------------------------------------------------------------
SERIOUS VIOLATIONS       o  Un-do the transaction

                         o  "Give-up" of profits from the violation

                         o  Be subject to a financial penalty imposed by the
                            firm
--------------------------------------------------------------------------------
VERY SERIOUS OR          o  Termination of employment
REPEATED VIOLATIONS
--------------------------------------------------------------------------------

     IF WE REQUIRE YOU TO "GIVE-UP" PROFITS OR IF WE IMPOSE A FINANCIAL PENALTY ON YOU, THE PROCEEDS WILL BE DONATED TO A CHARITY SELECTED BY THE FIRM, IN THE NAME OF THE FIRM.

     If your job involves supervising other employees, you should exercise reasonable supervision over those subordinate employees to prevent any violation of applicable laws, regulations, our Compliance Manual, or this Code by those employees.

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III. PERSONAL TRADING

     As an investment adviser, we impose certain conditions on your personal investing activities. Specifically, we:

     o    prohibit certain investments,

     o    require minimum holding periods on certain investments,

     o    require pre-clearance on certain investments, and

     o require periodic reporting of investments, transactions, and accounts.

     If you are associated with a CRES subsidiary, you are also required to follow the local personal trading policies IN ADDITION to the requirements of this Code.

     For U.S. regulatory purposes, each employee, officer, director, or independent contractor working for CRES or any its subsidiaries is designated as an ACCESS PERSON.

                   OVERVIEW OF PERSONAL TRADING REQUIREMENTS

     PROHIBITED FROM BUYING OR SELLING

     o    Real Estate Securities in the Investable Universe for Clients

     PRE-APPROVAL REQUIRED PRIOR TO BUYING

     o    Private Placements and Hedge Funds

     o    IPOs

     30-DAY MINIMUM HOLDING PERIOD BETWEEN TRANSACTIONS

     o    CRES-advised Closed-End Funds

     o    CRES-advised / sub-advised Mutual Funds

     o    ING-related Securities

     BLACKOUT PERIODS - TEMPORARY NO TRADING

     o    CRES-advised Closed-End Funds

     o    ING-related Securities

     REPORTING OF PERSONAL HOLDINGS, ACCOUNTS, AND TRANSACTIONS

     o    Initial and Annual disclosure of personal accounts

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     o    Initial and Annual disclosure of personal holdings

     o    Quarterly disclosure of personal transactions

     A.   PROHIBITION ON PERSONAL TRADING IN REAL ESTATE SECURITIES

     You cannot invest in any real estate security which would be eligible for client accounts. This means you may not own, buy, sell, short, or otherwise trade in real estate securities (including any derivatives linked to these securities).

     We will provide a list of the real estate companies (the "investable universe") for your reference. This list will be updated periodically and will be available through the company intranet site (CRESNet) and through the Compliance department. You should refer to this list before making any personal investment to confirm that the security is not on this list. Any securities on the published list are prohibited.

     B.   TYPES OF INVESTMENTS COVERED BY THIS CODE

          The trading restrictions and reporting requirements of this Code apply to your investments in SECURITIES. SECURITIES are:

     o    Stocks

     o    Bonds

     o    Exchange Traded Funds

     o    Exchange Traded Notes

     o    Closed-End Funds

     o    Derivatives (such as options, futures, forwards)

     o Privately Offered Investments (such as hedge funds and private equity funds)

     o    Mutual Funds advised or sub-advised by CRES

          To be clear, "mutual funds advised or sub-advised by CRES" is any mutual fund which is a client of CRES, either directly or indirectly. These are funds where you may have access to portfolio or trading information through CRES.

     SECURITIES are NOT:

     o    Money market funds

     o    U.S. government securities or agencies

     o    Banker's acceptances

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     o    Bank certificates of deposit

     o    Commercial paper

     o    Mutual funds NOT advised or sub-advised by CRES

     To clarify, any mutual fund which is not our client is not a security.

     C.   TYPES OF ACCOUNTS COVERED BY THIS CODE

     The trading restrictions and reporting requirements of this Code apply to your SECURITIES ACCOUNTS. Your SECURITIES ACCOUNT is any account where you can buy, sell, or hold securities. Depending on the investment options for the account, a SECURITIES ACCOUNT could include:

     o    Personal brokerage accounts

     o    Trust accounts

     o    Retirement accounts (personal and employer sponsored)*

     o    Education savings accounts (such as Section 529 Plan account)

* A note about retirement accounts. These include a traditional IRA, a roll-over IRA, a SEP-IRA, a Roth IRA, a 401k plan account, a thrift-savings plan account, a 403b plan account, among others.

     This Code applies to the SECURITIES ACCOUNTS where you have a financial interest or control. You are considered to have a financial interest or control over accounts where a named account owner is:

     o    You

     o    Your spouse

     o    Your child living at home

     o    A dependent family member sharing your household

     o    Anyone who has given you discretion over their investments

     If someone has authorized you to make investment decisions on her / his behalf, then her / his SECURITIES ACCOUNTS would be considered your SECURITIES ACCOUNTS according to this Code. For example, if your neighbor has given you the authority to make investments on her behalf in an investment account, then your neighbor's investment account is considered your SECURITIES ACCOUNT.

     You are considered to be a BENEFICIAL OWNER of these accounts for the purpose of this Code.

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          1.   DISCLOSING YOUR SECURITIES ACCOUNTS

     You must disclose the existence of all of your SECURITIES ACCOUNTS. You are required to list all of your SECURITIES ACCOUNTS when you join CRES. Any time you open a new SECURITIES ACCOUNT, you are required to report the new account at the end of the quarter. Annually, you will be asked to provide an updated list of all of your SECURITIES ACCOUNTS.

     You do not need to report any SECURITIES ACCOUNT where you do not have any influence or control prior to a trade. For example, if you have an account where you have hired an independent money manager with the authority to make investment decisions without asking for your prior approval or notification, then you do not need to report that account.

          2.   ARRANGING FOR DUPLICATE STATEMENTS FOR YOUR SECURITIES ACCOUNTS

     You must make arrangements to have duplicate account statements for your SECURITIES ACCOUNTS sent directly to us. These account statements will be delivered to a secure post office box, off-site from our office. Only Compliance personnel will have access to this post office box.

     The Compliance department will provide you with information to arrange for the duplicate statements.

     D.   BLACK-OUT AND HOLDING PERIODS

          1.   CLOSED-END FUNDS

     On occasion, we will notify you that you are prohibited from purchasing or selling any shares in the ING Clarion Global Real Estate Income Fund (NYSE ticker: IGR) or ING Global Real Estate Securities Limited (LN ticker: IGRE). This type of prohibition is often related to a pending board meeting or public announcement. This is considered a BLACK-OUT period. A BLACK-OUT period may be announced without prior warning and may continue for any length of time. We may also issue BLACK-OUT periods for other closed-end funds where we are the adviser or sub-adviser.

     When you make a decision to buy or sell shares of IGR or IGRE, you must maintain that position for a minimum of 30 days. For example:

     o    If you buy shares today, you cannot sell shares for the next 30 days.

     o    If you sell shares today, you cannot buy shares for the next 30 days.

     This minimum time period between buying and selling (or selling and buying) is the HOLDING PERIOD.

     If you are an officer or director of IGR, your HOLDING PERIOD is 180 days. However, there may be exceptions within the regulations; consult with the Chief Compliance Officer or General Counsel for further information.

          2.   MUTUAL FUNDS

     There is a 30-day minimum HOLDING PERIOD for your investments in mutual funds where we are the adviser or sub-adviser. This HOLDING PERIOD applies to the mutual funds which are considered SECURITIES; that is, any mutual fund which is our client. Like for the closed-end funds:

     o    If you buy shares today, you cannot sell shares for the next 30 days.

     o    If you sell shares today, you cannot buy shares for the next 30 days.

     The 30-day minimum HOLDING PERIOD applies to your transactions in your CRES 401k and any similar SECURITIES ACCOUNT.

          3.   ING RELATED SECURITIES

     On occasion, we will notify you that you are prohibited from purchasing or selling any ING-related securities. These BLACK-OUT periods often relate to pending announcements of ING's financial results.

     ING-related securities include:

     o    Stock which represents equity in ING

     o    Bonds which represent debt in ING

     There is a 30-day minimum HOLDING PERIOD for your personal investments in ING-related securities. Like other HOLDING PERIODS:

     o If you buy an ING-related security today, you cannot sell it for the next 30 days.

     o If you sell an ING-related security today, you cannot buy it for the next 30 days.

     You cannot purchase or sell options on ING or ING-related securities - with one exception. If you own ING-related securities WHICH YOU RECEIVED AS COMPENSATION BY ING OR AN ING AFFILIATE, you may purchase puts to protect, or sell calls against those securities. Additionally, if you own options on ING-related securities WHICH YOU RECEIVED AS COMPENSATION BY ING OR AN ING AFFILIATE, you may exercise those options.

     E.   PRE-CLEARANCE REQUIREMENTS

          1.   PERSONAL TRANSACTIONS

     If you are located in our U.S. office, you do NOT need to get pre-clearance approval for most personal investments. There are two exceptions; you will need pre-clearance for personal investments in initial public offerings (IPOs) and private offerings (both are described below).

     If you are associated with our Hong Kong subsidiary, you must get pre-clearance for all personal trades. This is done through a pre-clearance form, which is available locally and through CRES Compliance in the U.S. Please see the local Hong Kong Compliance Manual for a full description of personal trading requirements.

     If you are associated with our U.K. subsidiary, you must get pre-clearance for all personal trades. This is done through a pre-clearance form, which is available locally and through CRES Compliance in the U.S. Please see the local U.K. Compliance Manual for a full description of personal trading requirements.

     If you are located in our Japan office, the restrictions on personal trading are the same as if you were located in our U.S. office.

          2.   INITIAL PUBLIC OFFERINGS (IPO)

     You must get pre-clearance approval from the Chief Compliance Officer before you invest in any IPO.

          3.   PRIVATE OFFERINGS

     You must get pre-clearance approval from the Chief Compliance Officer before you invest in any private offering (such as a hedge fund or private equity fund). This applies for any private fund organized or sponsored by CRES; you must get pre-clearance for your initial investment in any hedge fund sponsored by CRES.

     F.   REPORTING PERSONAL INVESTMENTS AND TRANSACTIONS

     You are required to submit reports of your personal investments to the Compliance department. Specifically, you are required to disclose:

     o    Your SECURITIES accounts

     o    Your SECURITIES holdings upon joining the firm

     o    Your personal SECURITIES transactions on a quarterly basis

     o    Your SECURITIES holdings on an annual basis

     These reports will be treated as confidential.

     If you are an officer or director of IGR, you must report every personal trade in shares of IGR IMMEDIATELY. The U.S. Securities and Exchange Commission
(SEC) requires prompt notice of any such transactions. These reports are filed with the SEC and will be publicly available.

          1.   DISCLOSING YOUR SECURITIES ACCOUNTS

     As discussed above in Section III.C. (above), you must disclose the existence of all of your SECURITIES ACCOUNTS. You are required to list all of your SECURITIES ACCOUNTS when you join CRES. Any time you open a new securities account, you are required to report the new account.

Quarterly, you will be asked if you opened any new SECURITIES ACCOUNTS. Annually, you will be asked to provide an updated list of all of your SECURITIES ACCOUNTS.

     You do not need to report any SECURITIES ACCOUNT where you do not have any influence or control prior to a trade. For example, if you have an account where you have hired an independent money manager with the authority to make investment decisions without asking for your prior approval or notification, then you would not need to report that account.

                     PERSONAL INVESTMENT REPORTING SCHEDULE

Initial Holdings Report   Quarterly Transactions Report   Annual Holdings Report

          2.   INITIAL HOLDINGS REPORT

     When you join the firm, you will have an orientation meeting with the Chief Compliance Officer. At that time, you will be provided with an Initial Holdings Report form. The form will ask you to disclose all of your SECURITIES holdings and SECURITIES ACCOUNTS. Within 10 days of this orientation, you must submit the completed form to the Compliance department.

     At this time, the Compliance department may work with you to arrange for duplicate account statements for your SECURITIES ACCOUNTS to be automatically delivered to the secure post office box.

          3.   QUARTERLY TRANSACTIONS REPORT

     Each quarter, you will be asked to report all of your transactions (such as purchases and sales) in SECURITIES. This report will require specific information, such as number of units, execution price, and broker. You must complete this form even if you did not have any transactions during the quarter.

     4.   ANNUAL HOLDINGS REPORT

     Each year, you will be asked to report all of your personal SECURITIES holdings. This report will require specific information, such number of units, market price, and account information. You must complete this form even if you do not hold any SECURITIES or have any SECURITIES ACCOUNTS.

IV.  GENERAL STANDARDS OF PROFESSIONAL CONDUCT

     In addition to our general principles and the guidelines for your personal investments, you must follow our general standards of professional conduct. These standards are generally based in regulation and expected best practices within our industry.

     Specifically, the general standards of professional conduct relate to your conduct involving:

     o the use and communication of MATERIAL NON-PUBLIC INFORMATION (also referred to as "inside information"),

     o    your receipt or offering of GIFTS and ENTERTAINMENT,

     o preserving the confidential information and the privacy of our clients,

     o    providing investment advice to our clients, and

     o fairness in your communications with our clients, investors, prospects, and general public.

     A.   MATERIAL NON-PUBLIC INFORMATION (INSIDE INFORMATION)

     You are subject to the laws and regulations relating to the use and communication of MATERIAL NON-PUBLIC INFORMATION. Some of these laws are criminal and have very severe penalties for violations.

     You must follow the POLICIES AND PROCEDURES TO PREVENT THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION contained in SECTION 2_2000 of our Compliance Manual. The summary in this Code is intended for a quick reference.

     If you come in contact with MATERIAL NON-PUBLIC INFORMATION, you:

     o CANNOT TRADE any security related to the information. This prohibition extends to transactions for your personal account, the accounts of your family and friends, and for our clients.

     o CANNOT COMMUNICATE or otherwise transmit the material non-public information to anyone else. The prohibition extends to any person internally within CRES, to affiliates of CRES, or to any outside party.

     o MUST REPORT the situation to the Chief Compliance Officer or General Counsel immediately.

     MATERIAL NON-PUBLIC INFORMATION relates to public companies, closed-end funds advised by CRES, mutual funds advised / sub-advised by CRES, and ING-related securities to cite a few examples.

     The definition of MATERIAL NON-PUBLIC INFORMATION is contained in the glossary of this Code.

     A more detailed discussion of this topic (including examples) is contained in our POLICIES AND PROCEDURES TO PREVENT THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION, which is Section 2_2000 in our Compliance Manual.

     B.   GIFTS, ENTERTAINMENT, AND ANTI-BRIBERY

     Bribery in any form is unacceptable. Offering or receiving business GIFTS and ENTERTAINMENT is a customary way to strengthen business relationships. With certain restrictions, offering and receiving GIFTS and ENTERTAINMENT can be an acceptable and lawful business practice.

     You must follow the GIFT, ENTERTAINMENT, AND ANTI-BRIBERY policy contained in SECTION 2_4000 of our Compliance Manual. The summary in this Code is intended for a quick reference.

     The overriding principle of our policy is that GIFTS, ENTERTAINMENT, or ANYTHING OF VALUE should not be offered, accepted, or solicited if it creates the impression that CRES is trying to induce someone or if it appears that CRES will be under an obligation.

     You cannot offer or accept any GIFT OR ENTERTAINMENT if:

     o    The GIFT or ENTERTAINMENT could be perceived as a bribe.

     o    Doing so is dishonest, illegal, or misleading.

     o    By doing so, the recipient appears to be under an obligation.

     o By doing so, you would violate the Gift, Entertainment, and Anti-Bribery policy.

     GIFTS and ENTERTAINMENT should not involve activities, products, or venues which could be considered embarrassing or in "bad taste."

     Any GIFT or ENTERTAINMENT you accept or offer must be reasonable in cost, quantity, and frequency. The specific limits on the amount and frequency of GIFTS and ENTERTAINMENT are detailed in the Gift, Entertainment, and Anti-Bribery policy in the Compliance Manual. You must familiarize yourself and comply with these limits.

     You cannot offer or promise to pay ANYTHING OF VALUE to a GOVERNMENT OFFICIAL which is intended to influence any act or decision by that official. Further, you cannot offer ANYTHING OF VALUE to a GOVERNMENT OFFICIAL without pre-approval from the Chief Operating Officer.

     It is important for you to realize that the representatives for a client which is a municipal, state, or national government or agency (including the pension plan) could be considered GOVERNMENT OFFICIALS.

     C.   CONFIDENTIAL INFORMATION AND PRIVACY

     We are professionals and provide investment services to professional clients and investors.

     You must preserve the confidentiality of information provided to us by any client concerning matters within the scope of our relationship. You must only use this information to provide service to the client or investor. You can only disclose confidential client / investor information in accordance with our privacy policy, as described in our Privacy Notice to clients and investors (see
Section 6_4000 in our Compliance Manual). You must also follow the corporate Clean Desk Policy, available on the firm's intranet site.

     In addition to information related to clients and investors, the information generated and utilized by CRES is considered confidential, proprietary information. You cannot use or communicate this information beyond the activities needed to fulfill your job duties.

     You cannot make a transaction - or direct someone else to make a transaction - in an investment based on advanced knowledge of a research report to be published by CRES, ING, or any ING affiliate or based on the advance knowledge of a client transaction.

     D.   CFA INSTITUTE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

     We are a firm of diverse professional competencies and backgrounds. Our management and investment personnel are members of the CFA Institute. Therefore, we abide by the CFA Institute Code of Ethics and Standards of Professional Conduct (CFA Code and CFA Standards). Even if you are not a member of the CFA Institute, you are expected to follow the CFA Code and CFA Standards where it applies to your activities.

     The full CFA Code and CFA Standards are included as an appendix within our Compliance Manual and they are also available on the CFA Institute's public website (www.cfainstitute.org).

     E.   FAIRNESS IN COMMUNICATIONS

          1.   MISREPRESENTING SERVICES OR GUARANTEEING PERFORMANCE

     You must not make any statements, orally or in writing, to any clients, investors, prospective clients or investors, or the general public which false or misleading. Any marketing materials must be generated and distributed in accordance with our MARKETING AND ADVERTISING POLICIES AND PROCEDURES, contained in SECTION 6_10000 in our Compliance Manual.

     Further, you must not misrepresent:

     o The services that you or CRES is capable of performing for a client or investor,

     o    Your qualifications or the qualifications of CRES, and/or

     o    The expected performance of any investment.

     Investment personnel and CRES may make reasonable estimations of future earnings, funds from operations, dividends and other items if the statistics are clearly labeled as estimates or projections and are based on reasonable information.

          2.   PRESENTING PERFORMANCE RETURNS

     You must not make any statements, orally or in writing, which misrepresent the investment performance that you, the firm, or any client has accomplished or can reasonably be expected to achieve.

     You must follow our policies and procedures to generate and disseminate marketing materials contained in SECTION 6_10000 of our Compliance Manual prior to communicating any materials to client or prospective client.

          As a firm, we comply with the Global Investment Performance Standards (GIPS(R)). If you communicate any performance information to any outside party, you must make every reasonable effort to ensure that the performance information is a fair, accurate, and a complete presentation of such performance.

          3.   PLAGIARISM

     You must not plagiarize any content when creating material for clients or the general public. You must not copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or the publisher of such material.

     Plagiarism generally does not apply to when you simply cite factual information published by recognized financial and statistical reporting services or similar sources.

V.   OTHER POTENTIAL CONFLICTS OF INTEREST

     It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that your actions or decisions will be affected because of actual or potential differences between your own personal interests and the interests of CRES, our affiliates, or our clients.

     A conflict of interest does not have anything to do with your motivations or integrity. Rather, an activity is a conflict of interest if it creates the perception of conflicting loyalties or could potentially result in conflicting loyalties.

     A particular activity or situation may be considered a conflict of interest even though it does not result in any financial loss to CRES, our clients, or our affiliates. In fact, the activity or situation may not even result in any gain to you or CRES.

     You must disclose all situations and relationships which could reasonably be perceived to interfere with your duty to CRES, or with your ability to provide unbiased service to our clients and investors. You will be required to identify all relevant relationships and situations initially upon joining the firm and update this list each year. If necessary, we may restrict some of your activities as result of a conflict of interest, up to and including requiring you to cease the relationship or situation.

     You may also be subject to disclosure requirements related to conflicts of interest imposed by laws, regulations, or outside professional organizations governing your activities.

     If you are a member of the investment team, you must disclose any material conflict of interest relating to your recommendations or investment actions. This is particularly important if you have any material personal ownership of the securities or other investments involved in the recommendation or investment action which could reasonably be perceived to impair your ability to render unbiased and objective advice.

     A.   OUTSIDE BUSINESS ACTIVITIES

          1.   LOYALTY

     You cannot engage in other employment or business activities, including personal investments, which interfere with your duties to CRES, divides your loyalty to CRES, or creates the appearance of a conflict of interest.

     You and members of your immediate family cannot engage in any transaction which involves CRES if you or the member of your family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through your normal compensation). There may be exceptions specifically permitted by management which would be authorized in writing.

     If you receive any business or investment opportunity as a result of your association with CRES where CRES or our clients might reasonably be expected to participate or have an interest, you must disclose this opportunity and the relevant facts to the Chief Compliance Officer and receive approval before proceeding.

          2.   INTEREST IN COMPETITORS OR SERVICE PROVIDERS

     You cannot operate or participate in any outside enterprise which competes with CRES.

     We understand that you may have family members who work in the financial services industry. In some circumstances, this could create a divided loyalty or the appearance of one. To assist CRES in monitoring potential conflicts of interest, you must notify the Chief Compliance Officer if any family member has a relationship with a competitor or service provider of CRES where your family member is:

     o    an employee,

     o    an officer,

     o    a director,

     o    a trustee, or

     o    an owner.

          3.   OUTSIDE EMPLOYMENT AND SERVICE AS A CORPORATE DIRECTOR

     If you wish to operate or participate in any outside enterprise where you are compensated or receive some other financial benefit, you must notify the Chief Compliance Officer and receive written consent from management (and, if applicable, from the outside party for whom you work).

     Outside enterprises include serving as a director of a public company (including a public company in the CRES investable universe), serving as a trustee or general partner of a partnership, or serving as an officer or board member of a not-for-profit organization.

     You should not have any outside employment that could cause embarrassment to or jeopardize the interests of CRES. Outside employment should not interfere with CRES operations, or adversely affect your productivity or the productivity of other employees.

     B. AFFILIATIONS WITH CLIENTS OR REAL ESTATE COMPANIES

     Another relationship which can create the perception of a conflict of interest is if you have a personal relationship with someone associated with a client or investors, a consulting firm evaluating our advisory business, or a real estate company in our "investable universe." To assist CRES in monitoring potential conflicts of interest, you must notify the Chief Compliance Officer if any family member has a relationship with a client, an investor, a consulting firm evaluating our advisory business, or a real estate company which is in our "investable universe" where your family member is:

     o    an employee,

     o    an officer or executive,

     o    a director, or

     o    a trustee.

     C.   ADDITIONAL COMPENSATION ARRANGEMENTS

     If you receive compensation or some other financial benefit from any outside party for professional services, you must notify the Chief Compliance Officer.

     You cannot accept compensation, in any form, for any services performed in your capacity as a CRES employee from any outside party.

VI.  RECORDKEEPING

     CRES will maintain books and records related to this Code as set forth below. These records will be maintained in accordance with Rule 204-2 and Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. The records will be maintained in an accessible location and will be available for examination by representatives of the SEC and other regulatory agencies with appropriate jurisdiction.

     o A copy of this Code (and any other code adopted by CRES), which was in place at any time within the past five years.

     o A record of any Code violation and any sanctions imposed will be preserved for a period of at least five years following the end of the fiscal year in which the violation occurred.

     o A copy of each Quarterly Transaction Report, Initial Holdings Report, Annual Holdings Report and account statements and duplicate confirmations submitted under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made. These records will be maintained in a confidential and secure place.

     o A record of all ACCESS PERSONS, both current and those within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports.

     o A record of each ACCESS PERSON'S written acknowledgement that each had received and understood this Code. Furthermore, the acknowledgement forms will be kept for five years after the individual ceases to be a supervised person.

     o A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

     o A copy of each annual report of issues arising under this Code will be maintained for at least five years from the end of the fiscal year in which it is made.

                               APPENDIX: GLOSSARY

     THE DEFINITIONS AND TERMS USED IN THIS CODE ARE INTENDED TO MEAN THE SAME AS THEY DO UNDER THE INVESTMENT ADVISERS ACT OF 1940 AND OTHER FEDERAL SECURITIES LAWS. IF A DEFINITION IN THIS GLOSSARY CONFLICTS WITH THE DEFINITION IN THE INVESTMENT ADVISERS ACT OR 1940 OR OTHER FEDERAL SECURITIES LAW, OR IF A TERM IN THIS CODE IS NOT DEFINED, YOU SHOULD FOLLOW THE DEFINITIONS AND MEANINGS IN THE REGULATIONS.

------------------------------------------------------------------------------------------------
ACCESS PERSON     Any officer or advisory representative of CRES. Any employee of CRES who makes, participates in, or obtains information regarding client transactions. Any natural person in a control relationship to the clients.
------------------------------------------------------------------------------------------------
ANYTHING OF VALUE Anything that provides a benefit to the recipient, including, but not limited to: cash or cash equivalents; the purchase of property or services at inflated or discounted prices; extravagant entertainment; cars; jewelry; home improvements; intangible benefits; travel; and/or stocks.
------------------------------------------------------------------------------------------------
BENEFICIAL OWNER  Any person who - directly or indirectly through any contract, arrangement, understanding, relationship or otherwise - has (or shares in) any direct or indirect financial interest in a security. You should generally consider yourself the "beneficial owner" of any securities in which you have a direct or indirect ownership interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.
------------------------------------------------------------------------------------------------
BLACK-OUT         A temporary restriction from buying or selling a particular security.
------------------------------------------------------------------------------------------------
ENTERTAINMENT     Any benefit, where the donor is present , provided to you or your related person by an external (non-ING) person or provided by you to an external
                  (non-ING) person in the form of:

                  o  Meals, drinks, visits to theatres, other venues, etc.;

                  o  Tickets to events (e.g., invitations to concerts, exhibitions, sporting events); or

                  o  Personal events at discounted rates (e.g., travel or accommodation arrangements, etc.).

                  Entertainment does not include meals during business hours with external persons at restaurants near a CRES office.

                  Entertainment does not include activities provided or received by you to or from other ING Group entities or their employees.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
GIFT               Any benefit (both monetary and non-monetary) other than Entertainment provided to you or your related person by an external (non-ING) person or provided by you to an external (non-ING) person. Benefits expressly include all kinds of services and the procurement of goods at a price below market value. Gifts do not include any item that:

                   o     Is one of a number of identical items that are widely distributed (e.g., pens, desk sets, promotional materials, items marked with a corporate logo, etc.) the value of which does not exceed $75; or
                   o     Is covered by the definition of "Entertainment."

                   Gift does not include items provided by ING entities or employees to other
                   ING entities or employees.
------------------------------------------------------------------------------------------------
GOVERNMENT         Means:
OFFICIAL
                   o     Any officer or employee of a government;
                   o     Any officer or employee of any organ or instrumentality of the government;
                   o     Any person acting in an official capacity for or on behalf of any government or its instrumentality;
                   o     Officers or employees of state-owned companies or controlled commercial enterprises (even if a company is not wholly owned by the state, it may be considered an "instrumentality" of a government if the government exercises substantial control over it or if it performs a government function);
                   o     Any officer or employee of a public international organization; and
                   o     Political parties, their officials, and candidates for public office.
------------------------------------------------------------------------------------------------
HOLDING PERIOD     A minimum period of time you must wait between opposite transactions in the same security. That is, a minimum number of days between the last purchase and first sale of a security or between the last sale and the first purchase of a security.
------------------------------------------------------------------------------------------------
MATERIAL NON-      Any information about a public company, security, or portfolio which has
PUBLIC INFORMATION not been generally disclosed to the public or the marketplace, and the dissemination of this information would be considered important by reasonable investors in determining whether to trade the company's securities. Material non-public information is often referred to as "inside information."

                   Generally, information is "material" if a reasonable investor would consider the information important in making an investment decision. Information is also "material" if it is reasonably certain to have a significant effect on the price of the security.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                   Information is considered "non-public" unless it has been communicated to the general public or the marketplace. Information is "public" if it appears in a public filing, a press release, or publication.

                   The specificity of the information, as well as the extent of its difference from public information, its nature, and its reliability, may be important factors in determining if the information is "material" and "non-public."
------------------------------------------------------------------------------------------------
SECURITIES         Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any, security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

                   "Securities" does not include direct obligations of the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.
------------------------------------------------------------------------------------------------
SECURITIES ACCOUNT Any account which can buy, sell, or hold securities.
------------------------------------------------------------------------------------------------

     If you have any questions regarding any aspect of this Code, please see the Chief Compliance Officer.























                                      -22-